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                                            Exhibit 11
                                       HMN Financial, Inc.
                             Computation of Earnings Per Common Share


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                                                               Year Ended December 31,
                                                      -----------------------------------------
                                                       1997             1996            1995
                                                      -----------------------------------------
Computation of Earnings Per Common Share:
Weighted average number of common shares out-
 standing used in basic earnings per common
 share calculation . . . . . . . . . . . . . .          3,683,458      4,315,410      5,109,989

Net dilutive effect of:
 Options . . . . . . . . . . . . . . . . . . .            209,388         54,838         19,062
 Restricted stock awards . . . . . . . . . . .             50,767         67,003         42,887
                                                       ----------      ---------      ----------

Weighted average number of shares outstanding
 adjusted for effect of dilutive securities. .          3,943,613      4,437,251      5,171,938
                                                       ----------      ---------      ----------
                                                       ----------      ---------      ----------
Income available to common shareholders. . . .         $5,578,866      4,274,349      5,620,377

Basic earnings per common share  . . . . . . .              $1.51           0.99           1.10

Diluted earnings per common share  . . . . . .              $1.41           0.96           1.09

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